EXCLUSIVE SUPPLIER AGREEMENT (HEREINAFTER "AGREEMENT")

PART I

This Exclusive Supplier Agreement (hereinafter "Agreement") dated **March 1, 2007** is entered into by and between **SARKLI/REPÊCHAGE, LTD.** (hereinafter "**Supplier**"), a New York corporation, located at **300 Castle Road, Secaucus, NJ 07094**, and **SPA E, INC.** (hereinafter "**Customer**"),a _______________ corporation, with offices at _______________ **[please insert]** ______________________________.

WHEREAS, Supplier, is in the business of developing, manufacturing, producing, marketing, distributing and selling professional and retail skincare and cosmetics under the brand name Repêchage in the U.S. and internationally; and

WHEREAS, Customer (Spa E, Inc.) is the owner and operator of one or more spas doing business under the trademark Spa E; and

WHEREAS, Customer desires to buy all skincare and cosmetic products necessary for Customer's spa operations, from Supplier, and to offer and sell exclusively Repêchage skincare products and treatments in all spas owned by Spa E, Inc. in the U.S. (and/or worldwide); and

WHEREAS, Supplier desires to supply Repêchage treatments and products to Customer, in accordance with and subject to terms and conditions set forth herein;

NOW, THEREFORE, in consideration of good and valuable consideration the sufficiency of which is hereby mutually acknowledged, the parties ("Parties") hereby agree to the following terms and conditions:

1. **PURCHASE OF SKINCARE AND COSMETIC PRODUCTS EXCLUSIVELY FROM SUPPLIER.** Parties hereby agree that as long as Customer (Spa E, Inc.) is in business, **Customer shall purchase all skincare and cosmetic products needed for its spa operations (in the U.S. and/or worldwide) solely from Supplier, including but not limited to skincare products and related treatments**, body care products and related treatments, cosmetics, make-up products, and skin and body care kits.

Following execution of this Agreement, Supplier and Customer mutually agree to develop a projection ("Projection") of the Customer's needs. Projection shall provide both parties with an overview of treatments and products that Customer shall require in order to operate existing spa/s and new spa/s that are expected to open. When Customer is in need of supplies, Customer shall issue a purchase order to Supplier in accordance with Sarkli-Repêchage, Ltd.'s required minimum quantities per order and/or minimum Case Pack quantities pursuant to General Terms of Sale.

During the term of this Agreement, Customer agrees that it will not purchase professional treatments and/or products, and/or retail treatments and/or products (including, but not limited to, skincare treatments and products, body care treatments or products, cosmetics, make-up products, and skin and body care retail kits), **from any vendor, other than Supplier, *unless Supplier expressly consents to such purchase in advance in writing.***

Customer shall place an opening order (hereinafter "Opening Order") per location, as follows: (1) Professional Product, in the amount required for sales projections (2) Retail Products in the amount required for sales projections and (3) Make-Up in the amount of required for sales projections. A recommended Opening Order per location shall be provided by Supplier. **Opening Order, per location, shall be prepaid**, in accordance with and subject to Paragraph 3A of Part I herein.

2. **PURCHASE PRICE & QUANTITIES.**

A. Price List applicable to Customer shall be specially structured for Customer, and is attached hereto and made a part hereof in **Appendix 1.** All prices are **F.O.B. (Supplier's Warehouse, NJ).** It is understood and agreed that Price List is **STRICTLY CONFIDENTIAL** and must not be disclosed to the general public.

B. Customer **must purchase products in Case Pack quantities as established by Supplier.** Orders that do not conform to Supplier's Case pack requirements will not be accepted or processed.

C. Price List attached hereto and made a part hereof in Appendix 1 has been established specifically for Customer. Said Price List shall apply to Customer's purchases from Supplier, as long as this Agreement is in full force and effect and Customer is not in default under this Agreement.

D. Delivery of products will be based on the delivery schedule in Paragraph 5B of Part II of this Agreement (General Terms of Sale).

E. **Prices shall remain fixed, in accordance with the attached Price Lists, Appendix 1, in the year 2007.** Prices are subject to increase periodically (but not more than once per year, except in the event of extreme market fluctuations) upon sixty (60) days advance written notice to Customer. The price increases **shall be reasonable** and shall be based on Supplier's increased cost of raw materials, transportation, manufacturing and production. Customer may increase prices to its consumers in order to continue operating with its historical cost of sales margins.

F. **Price lists may be amended** (upon ten (10) days advance written notice) **in the event Supplier offers additional merchandise and/or new products for sale** (such as additional skincare, equipment, etc.).

3. **PAYMENT AND INVOICE TERMS.**

A. Payment in full for Opening Order, per location, shall be made **in advance** of shipment. Payment terms for all orders thereafter shall be as follows: **net thirty (30) days from the date of the invoice.** If payment is not received within thirty (30) days of the date of the invoice, any amount outstanding shall bear interest at the rate of 1.5% per month. If Supplier receives payment within ten (10) days of the date of the invoice, Supplier shall credit Customer's account in the amount of 2% of the invoice total.

B. Freight charges on all shipments are **FOB Supplier's Warehouse (NJ, USA)** and shall be the sole responsibility of Customer. In addition, Customer shall be responsible for any additional charges, e.g., rush deliveries, unusual delivery method, etc. If Customer does not designate a shipper within seven (7) days of placing an order, then Supplier may select a freight company with all costs and expenses to be borne by Customer.

C. Under no circumstances shall Supplier be liable to Customer or its agents, for any delays, or failures, or any other transportation or shipping problems not caused by Supplier. Any promised delivery dates are estimated.

4. **TERM AND AUTOMATIC RENEWAL.**

This Agreement is for an initial term of **two (2) years and ten (10) months** (March 1, 2007 to Dec. 31, 2009) and shall thereafter **be automatically renewed for successive one-year terms provided that Customer is not in default of the Agreement**, unless otherwise terminated pursuant to Paragraph 5 herein.

This Agreement shall survive sale or acquisition of either Party's business as follows: in the event that **either Party** executes: (i) a **sale or other disposition** of its business, either by sale or other disposition of all or substantially all of its assets or the sale or other disposition of all or a majority of the stock/membership interests, or (ii) an assignment or other conveyance of its rights to manage and operate its business, said **Party shall make best efforts to cause the transferee of the business or the assignee of its rights to assume its obligations under this Agreement** and no such transfer or assignment shall operate to release either Party from its obligations under this Agreement without the prior written consent of the other Party. The Party executing the sale, assignment or transfer shall provide the other Party **prior written notice**, at least one hundred and twenty (120) days in advance of execution.

5. **TERMINATION.**

A. This Agreement may be terminated by **Supplier**, in the event Customer materially breaches of any of the provisions herein, if the breach is not cured within **ninety (90) days** of the date written Notice to Cure Breach has been received by Customer.

This Agreement may be terminated by Supplier for **non-payment** of any order, **upon ten (10) days Notice to Cure**. This Agreement may be terminated by Supplier upon **thirty (30) days** Notice to Cure under the following circumstances: a. if Customer, after curing any default previously, engages in the same non-compliance within six (6) months of the prior default; b. if Customer commits any other act which by its nature is not susceptible of being cured within thirty (30) days, including but not limited to: misuse, misappropriation, or unauthorized use of Supplier's trademark or disclosure of Supplier's confidential information or trade secrets.

B. It is understood and agreed that Customer shall not offer, sell or promote any skincare treatments or products or cosmetic products other than Repêchage treatments and products in any of its spas, and that Supplier shall have the right to terminate this Exclusive Supplier Agreement for any breach of exclusivity by Customer (Spa E, Inc.), unless cured within thirty (30) days, as stated herein.

In the event Customer purchases skincare or cosmetics from any individual or company other than Supplier, and/or uses, offers, promotes or sells any skincare or cosmetics other than Repêchage in its spas, Supplier shall provide Customer with **thirty (30) days written Notice to Cure**. If the breach is not cured by Customer within thirty (30) days of receipt of Notice to Cure, this Agreement shall automatically be terminated without further notice.

C. Either Party may terminate this Agreement immediately in the event that the other Party shall become **liquidated, bankrupt** or **insolvent** or shall take any action to be so declared. Each Party agrees that in the event of a liquidation or other cessation of its business (without sale or transfer of the business), said Party shall give the other Party at least **one hundred and twenty (120) days notice**, or as long a practicable, of its intention to discontinue its business and, in accordance with Paragraph 5D herein, **any and all monies due to Supplier shall be paid in full prior to any such liquidation or cessation of business.**

D. **Parties hereby agree that this Agreement shall be terminated and shall have no further force or effect if Customer (Spa E, Inc.) does not successfully merge into a publicly traded company within eighteen (18) months of the date this Agreement is executed.** In the event of such termination, Supplier shall provide written notice to Customer and Agreement shall be immediately terminated without any further rights or obligations, except as stated herein.

E. Upon any Termination, by either Party, regardless of the reason thereof, Customer shall be liable for any sums outstanding, which shall become immediately due and payable, and Supplier shall be under no obligation to re-purchase any goods in Customer's possession.

6. **ASSIGNMENT.**

Neither Party may assign, sell or transfer this Agreement, in whole or in part without the prior written consent of the other Party, except as stated in Paragraph 4 of Part I herein. (It shall not be considered an "assignment" if either Party applies the Agreement to wholly owned subsidiaries, or, to other ventures in which they remain the majority controlling entity, **provided, however that the foregoing shall not release such Party from or affect such Party's obligations under this Agreement.**)

7. **SUPPLIER'S RIGHT TO CONTINUE AND GROW REPÊCHAGE BUSINESS**

A. It is hereby acknowledged and understood that Supplier, has been in the professional skincare and spa business since 1980 and that Supplier currently develops, manufactures, produces, markets, distributes and sells professional and retail skincare and cosmetics under the brand name Repêchage, in the U.S. and internationally, both through distributors and directly to salons, stores or spas (including concept salons, chain salon and/or chain stores) in the U.S and worldwide.

B. It is understood and agreed that Sarkli-Repêchage, Ltd. has the absolute right to continue its business, in any manner in which it chooses, to consult and support its clients, to grow and increase its business, and to continue selling and promoting Repêchage treatments and products to any company or individual, through any channels, in the U.S. or worldwide (including, but not limited to, distributors, spas, salons, beauty supply store, retail stores, websites, national chain salons, concept salons, department stores, franchises, company operated stores, home shopping networks or infomercials) without any obligation or remuneration to Spa E, Inc.

C. Upon proof, in the sole judgement of Sarkli-Repechage, Ltd., that a third party is identical to the Spa E Concept spa, as it is defined herein, and that said third party is buying Repêchage products from a distributor, Sarkli-Repechage, Ltd. shall request said distributor to cease and desist from selling Repêchage products to said third party, provided said request does not violate Sarkli-Repechage, Ltd's contract with the distributor. It is understood and agreed that the new Spa E concept spa in Pennsylvania is excluded from this Agreement.

D. Customer hereby agrees, during the term of the Agreement or any time after its termination, to release, discharge and hold harmless Sarkli-Repechage Ltd., its officers, directors, employees, agents, representatives and/or servants from any and all claims, expenses, damages, costs, liabilities or lawsuits (including attorney's fees) arising out of any sales of Repêchage products to any spa, salon or store identical or similar to the Spa E Concept spa.

8. **MISCELLANEOUS.**

A. The Agreement is subject to the **General Terms of Sale** (Part II) made a part hereof.

B. Where the express provisions of this Part I Agreement are at variance with any of the Part II General Terms of Sale, then the provisions of this Part I Agreement shall prevail.

C. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, assigns, transferees, legal representative or heirs.

D. Each of the undersigned hereby warrants and represents that he or she has the authority to sign this Agreement on behalf of its company.

E. Parties agree that facsimile signatures shall be as effective as if originals.

Signed for and on behalf of:

SUPPLIER
SARKLI/REPÊCHAGE LTD.

LYDIA SARFATI, CEO

DATE: 4/26/07

Signed for on behalf of:

CUSTOMER
SPA E, INC.

RONNY YAKOV 3/14/07

DAVID SARFATI Date: 4/26/07

BRENDA LE GRANGE Date:____

PART II – GENERAL TERMS OF SALE

1. **TERMS:**

a. Customer hereby accepts the appointment to aggressively offer and sell treatments and products under the brand name Repêchage, in its spa and/or spas, and agrees to make all sales and purchases hereunder strictly in accordance with this Agreement. **Customer further agrees not to offer, sell or promote any skincare treatments and/or products other than Repêchage treatments and products in any of its spas**

b. It is agreed that this Agreement does not constitute Customer as fiduciary, agent, legal representative, or licensee of the Supplier for any purpose whatsoever. Customer is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Supplier, or to bind the Supplier in any manner or thing whatsoever. It is understood and agreed that Customer is an independent contractor.

2. **TRADEMARK:**

Supplier grants to Customer, subject to this Agreement, the limited right during the term herein, to use the Repêchage name, and trademark, and all other names and trademarks owned by the Supplier (collectively "the Trademark") exactly as provided by the Supplier, on signs, advertisements and promotional materials. **Such rights, however, shall cease immediately and automatically upon cancellation or termination of this Agreement, regardless of the reason thereof.** Customer shall not use any name or style suggesting or indicating that Customer operates under any other capacity except as an independent contractor and Customer. Customer shall not use the Trademark for any goods that are not purchased from the Supplier. Customer shall not repackage any goods that have been packaged with the Trademark.

Whenever Customer uses the Trademark in advertising or in any other manner in connection with the sale or distribution of the products, Customer shall clearly indicate the Supplier's ownership of the Trademark. Customer shall provide Supplier with samples of all literature, packages, labels and labeling prepared by Customer upon request. When using the Trademark under this Agreement, Customer undertakes to comply with all laws of the United States, Territory, wherein the products are sold, pertaining to Trademarks.

The rights granted under this paragraph are non-exclusive and non-divisible and shall not be transferable without Supplier's prior written consent.

The Customer acknowledges Supplier's exclusive right, title and interest in and to the Trademark and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Customer shall not in any manner represent that it has any ownership in the Trademark or registration thereof, and acknowledges that use of the Trademark shall not create in Customer any right, title or interest in or to the Trademark.

Upon termination of this Agreement in any manner, Customer shall immediately cease and desist from all use of the Trademark and deliver to Supplier or its duly authorized agents, all packaging, signs, advertising, promotional material or other material in its possession upon which the Trademark appears.

The limited right to use the Trademark, in accordance with and subject to the conditions herein, shall remain in full force and effect as long as this Agreement between the parties hereto shall remain in full force and effect, and shall terminate automatically upon the termination of this Agreement.

3. **EXCLUSIVITY: Customer shall purchase all skincare and cosmetic product and related treatments needed for its spa operations solely from Supplier, including but not limited to skincare treatments and products,** body care treatments or products, cosmetics, make-up products, and suppliers retail kits. **Customer shall not offer, sell or promote any skincare, bodycare, cosmetics treatment and/or products other than Repêchage treatments and products in its spa.**

4. **PROMOTION & TRAINING:**

a. Supplier shall make available from time to time assistance, sales aids, advertising and promotional support and product information as necessary.

b. **Supplier shall periodically offer education and training of Customer's staff at Supplier's corporate headquarters in New Jersey, at Customer's expense. It is understood and agreed that the cost of education shall be Customer's responsibility (including tuition fees, hotel accommodations, air-fare, transportation etc.). The tuition fees shall be based on the number of expected attendees, type of training/course and number of days required. Supplier and Customer shall determine mutually acceptable dates for training (subject to availability) and Supplier shall advise Customer of the cost in advance.**

c. Supplier shall promote Repêchage treatments and products in its spas and in all advertising and/or promotional materials for the spas (including, but not limited to, spa menus, brochures, consumer ads, website/s etc.). All such materials shall note that Spa E, Inc. uses and offers exclusively Repêchage treatments and products in its spas.

5. **GENERAL CONDITIONS OF SALE:**

a. **Prices and Payment:**

Prices are as stated in Paragraph 2 of Part I of this Agreement and Appendix 1. All prices are **F.O.B. Supplier's Warehouse** (and do not include any United States taxes, local, state or federal, which if applicable shall be borne by Customer). Payment must be received by Supplier within thirty (30) days of the date of the invoice (except Opening Order which shall be prepaid). If payment is not received within **thirty (30) days of the date of the invoice**, any amount outstanding shall bear interest at the rate of 1.5% per month. If Supplier receives payment within ten (10) days of the date of the invoice, Supplier shall credit Customer's account in the amount of 2% of the invoice total. Supplier reserves the right to amend prices upon sixty (60) days advance written notice.

b. **Delivery:**

Customer shall furnish instructions to Supplier including name of carrier, method of shipments with regard to delivery of the purchased goods in sufficient time prior to delivery date. If such instructions are not received within seven (7) days of order or cannot reasonably be carried out, Supplier shall be entitled, at its discretion, to select the manner of shipment and delivery of the goods. Shipment dates are based on information at the time furnished to Customer, but are given as estimates only. Supplier reserves the right to postpone any quoted shipment date without prior notice and without liability of any kind for any delay. Customer shall bear all losses and damages that may arise from the transportation of the goods after delivery of goods to the carrier designated to deliver the goods.

c. **Quantity:**

Supplier reserves the right to reject any order that does not conform to Case Pack quantities established by Supplier.

d. **Cancellation or Amendment:**

Supplier reserves the right without any liability on its part to cancel or amend the Customer's order after acceptance by it if it is impracticable or impossible for it to fulfill the order by reason of circumstances beyond its control. In such event, Supplier shall advise Customer and the obligations of each party hereunder shall be wholly or partially suspended during the continuance and to the extent of the continuation of such conditions. Supplier shall not be liable for any loss, damage, delay or failure to perform, in whole or in part, that results from causes beyond Supplier's control, including but not limited to, fires, strikes, insurrections, riots, embargoes, shortages in supplies, delays in transportation, or requirements of any governmental authority. Furthermore, in no event shall Supplier be liable for consequential damages.

e. **Descriptions:**

All technical information given by Supplier by way of brochures and written explanatory materials should not be construed as warranting that the goods hereby sold comply with such information. Accordingly, any condition or warranty implied by such technical information is hereby excluded.

f. **Delivery Complaints:**

Any damage to the goods or shortfall in delivery must be reported in writing to Supplier within forty-eight (48) hours of delivery of the goods to Customer's warehouse. Supplier shall not be liable for any claims in respect of the above complaints unless they have been reported in accordance with this clause. It is Customer's responsibility to inspect such goods upon their receipt.

g. **Warranty:**

The products sold by Supplier are natural products intended for use in accordance with the directions on the labels of the containers in which the products are sold. Customer will be assumed to understand and does acknowledge that the products are biologically active, and that they must be stored at moderate temperatures out of direct sunlight. Supplier shall replace, free of charge, any product that is packaged in a faulty manner so that the contents are damaged or that is otherwise rendered of no use through a manufacturing defect that causes the product to be spoiled, damaged or otherwise incapable of application and use, **PROVIDED ALWAYS THAT:**

i. such product has not been modified and has been properly cared for and maintained; and

ii. such product is returned to Supplier with the cost of transportation prepaid by the Customer; and

iii. all terms agreed upon for payment of such goods have been complied with; and

iv. any claim hereunder is made within thirty (30) days of the date of discovery of the defect; and

v. product has not been shipped to Customer more than one (1) year from receipt of complaint; and

vi. the shelf life of the products is two (2) years, unless otherwise stated.

THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS. THE CUSTOMER (SPA E, INC.) ACKNOWLEDGES THAT NO OTHER REPRESENTATIONS WERE MADE TO OR RELIED UPON BY CUSTOMER WITH RESPECT TO THE QUALITY AND FUNCTION OF THE GOODS HEREIN SOLD. SUPPLIER SHALL NOT BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE, INCLUDING, THOUGH NOT LIMITED TO, LOSS OF PROFIT, PROMOTIONAL OR MANUFACTURING EXPENSES OR INJURY TO REPUTATION OR LOSS OF CUSTOMERS OR CLIENTS. THE SOLE PURPOSE OF THE EXCLUSIVE REMEDY PROVIDED HEREIN SHALL BE TO PROVIDE CUSTOMER (SPA E, INC.) WITH THE REPLACEMENT OF THE DEFECTIVE PRODUCTS IN THE MANNER AND ON THE TERMS PROVIDED HEREIN. THIS EXCLUSIVE REMEDY SHALL NOT BE DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE SO LONG AS SUPPLIER IS WILLING AND ABLE TO REPLACE DEFECTIVE PRODUCTS IN THE PRESCRIBED MANNER.

h. **Use of Goods:**

Unless previously agreed to in writing, Supplier shall not be liable for any loss, injury or damage of whatever nature caused by any products sold by Customer if the product has been modified, has not been properly cared for, and maintained, or the shelf life has expired, and Customer agrees to indemnify Supplier against all such claims and demand of whatever kind and by whomever they are brought.

i. **Title and Risk of Loss:**

Title to the products shall remain in Supplier until the full purchase price has been paid in cash. Risk of loss for damage will pass to the Customer at the F.O.B. point of delivery.

6. **DEFAULT BY CUSTOMER:**

If Customer fails to make any payment required hereunder, Supplier may, in addition to any other rights which Supplier may have:

(i) require payment of the full purchase price before commencing shipment of the goods;

(ii) declare all outstanding amounts owed to Supplier by Customer to be immediately due and payable;

(iii) cancel the sale with the Customer remaining liable for any damages suffered by Supplier as a result of such breach; and

(iv) repossess the products, with or without notice; and

(v) terminate this Agreement upon ten (10) days notice to cure.

7. **ADHERENCE TO LAW:**

All skin care treatment products shall be sold in conformity with the applicable laws of any governing authority in which the product is being sold, and/or in accordance with the laws of the Territory. All products must be labeled correctly.

8. **AUTOMATIC RENEWAL OF AGREEMENT:**

This Agreement is for an initial term of two (2) years and ten (10) months shall thereafter be automatically renewed for successive one-year terms provided that Customer is not in default. The Agreement may only be terminated in accordance with and subject to the provisions of Paragraph 5 of Part I of this Agreement. Upon any termination, Customer shall be liable for any sums outstanding, which shall become immediately due and payable, and Supplier shall be under no obligation to re-purchase any goods in Customer's possession or credit Customer for such goods.

9. **RE-LABELING:**

Customer shall not re-label any products or packaging bearing the trademark.

10. **WAIVER:**

The waiver by either party hereto of any breach or alleged breach of any provision hereof shall not be construed to be a waiver of any concurrent, prior or succeeding breach of said provision or any other provision hereof.

11. **INVALIDITY & SEVERABILITY:**

If any section, portion, provision, paragraph, clause, sentence, language or word of this Agreement is determined to be invalid, illegal, void, voidable or unenforceable for any reason whatsoever, this Agreement shall be read as if it did not contain such section, portion, provision, paragraph, clause, sentence, language or word, and it is to that extent to be deemed omitted, and the balance of this Agreement shall remain enforceable. The invalidity of any provision or provisions hereof shall not in any way affect the validity of any other provision hereof or the validity of this Agreement absent such invalid provision or provisions.

12. **INDEMNIFICATION:**

Customer shall save harmless and indemnify the Supplier from any and all losses, expenses, judgments, claims, costs and/or damages arising out of or in connection with this Agreement that are based upon the conduct of the Customer's business or the conduct of the Customer's officers, directors, employees, servants and/or agents in the sale or usage of Repêchage products and/or treatments. Supplier and Customer shall each carry liability insurance in an amount sufficient to respectively cover Supplier and Customer's normal business operations.

13. **RELEASE:**

Customer hereby agrees, during the term of the Agreement or any time after its termination, to release, discharge and hold harmless Sarkli-Repêchage Ltd., its officers, directors, employees, agents, representatives and/or servants from any and all claims, expenses, damages, costs, liabilities or lawsuits (including attorney's fees) arising out of any sales of Repêchage products to any spa, salon or store identical or similar to the Spa E Concept spa.

14. **NOTICE:**

Any notice relating to this Agreement to be delivered by either party shall be deemed sufficiently given when deposited in the United States mail, postage prepaid, registered or certified, or overnight express, addressed to the other party's address as listed above.

15. **MISCELLANEOUS:**

a. It is agreed as between the parties herein that the **Price List/s** appended hereto and marked as Appendix 1, are **strictly confidential**, shall be the price list/s applicable to the products to be purchased by Customer from Supplier. It is understood and agreed that such price list/s are subject to increase. In the event that the prices set out on the price list/s are to be increased, the Supplier agrees to notify Customer at least **sixty (60) days** in advance of any price changes.

b. This Agreement and the attached Price List constitutes the entire agreement between Customer and Supplier. It is agreed that there are no representations, promises, warranties, collateral agreements or conditions of any kind made by or on behalf of either party affecting this Agreement, other than as expressed herein in writing, and the parties hereto acknowledge that this Agreement contains all the terms, conditions and provisions agreed upon between the parties hereto and is not subject to any oral agreement or undertaking of any kind.

c. Any amendments to this Agreement shall be done in writing and confirmed by the parties and shall be entitled "Amendment to Agreement." Any renewal or extension of this Agreement must be in writing and signed by each of the parties hereto.

d. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors, transferees and/or assigns.

e. This Part II General Terms of Sale Agreement along with the Supplier Agreement attached hereto as Part I shall be considered as the Agreement.

f. As stated in Paragraph 6 of Part I, this Agreement may not be assigned, sold or transferred, in whole or in part, by either Party, without the other Party's prior written consent, except as stated in Paragraph 4 of Part I. In the event of a sale or other disposition of the business or change of majority control, Party executing sale or undergoing change shall provide the other Party **prior written notice, at least one hundred and twenty (120) days** in advance of execution of sale or change. In the event of liquidation, insolvency or bankruptcy filing, respective Party shall provide the other Party **prior written notice** of at least **one hundred and twenty (120) days** or as long as practicable.

16. **CHOICE OF LAW:**

Any dispute arising under this Agreement regardless of delivery site or residence, domicile, or location of Customer shall be brought in the jurisdiction of the Courts of the State of New York, County of New York and governed by New York law, and the parties hereto consent to the jurisdiction of the Courts of the State of New York.

17. **JURISDICTION:**

No claim, demand, action, proceeding, litigation, hearing, motion or lawsuit arising hereto from or with respect hereto shall be commenced or prosecuted in any jurisdiction other than in the State of New York, County of New York and any judgment, determination, finding or conclusion reached or rendered in any other jurisdiction shall be null and void between the parties hereto.

18. **CONFIDENTIALITY:**

In connection with this Agreement, both Supplier and Customer and/or their officers, directors, employees, agents and/or servants have had access to or have obtained certain proprietary or **confidential information**, copyrighted or trademarked materials, and/or trade secrets, including but not limited to, **Price Lists**, packaging, financials, inventions, marketing, designs, formulas, printed material, sales data, performance metrics, pricing and suppliers. Supplier and Customer and their officers, directors, employees, agents and/or servants recognize the proprietary and sensitive nature of this information, and shall not, at any time now or in the future, use, disclose or in any other way utilize or disseminate such information in any manner. This provision shall survive termination of this Agreement.

19. **ATTORNEY'S FEES:**

If any legal action is initiated by either party, the prevailing party shall be entitled to receive from the other party reasonable attorney's fees in addition to any other relief. Each party shall be deemed to have drafted this Agreement which shall be construed without regard to any rule or prescription requiring this Agreement or any part thereof to be interpreted in favor or against the draftsman.

IN WITNESS WHEREOF, the parties have duly executed this Agreement this____ day of MARCH 2007.

Signed for and on behalf of:

SUPPLIER

SARKLI/REPÊCHAGE LTD.

LYDIA SARFATI, CEO

Date: 4/26/07

Signed for on behalf of:

CUSTOMER

SPA E, INC.

3/14/07

RONNY YAKOV

Date: 3/14/07

DAVID SARFATI

Date:____

BRENDA LE GRANGE